Exhibit 99.1

News Release

For Immediate Release: November 3, 2003

U.S. Investor Relations Contact: David Jacobson, (414) 362-6800

Media Relations Contact: Ruta Hunter, (414) 362-6800

CATALYST INTERNATIONAL, INC. COMPLETES $2,125,000 INITIAL CLOSING OF PRIVATE PLACEMENT

MILWAUKEE, WI – Catalyst International, Inc. (OTC: CLYS.OB), a global provider of customer-driven software and services that optimize the enterprise supply chain today announced that it has completed the initial closing on its previously announced private placement. Catalyst sold an aggregate of $2,125,000 12% notes with warrants. The investors received warrants to purchase a total of 748,239 shares of Catalyst’s common stock at a price of $1.42 per share. The investment to date was subscribed to by accredited investors who are existing shareholders. The funds will be used for general corporate purposes, to increase the Company’s liquidity and financial flexibility, and to support future growth opportunities.

The securities have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. This is the initial closing of the private placement transaction under these terms. Catalyst expects to have additional closings in the range of $1-$3 million in total during the fourth quarter under similar terms.

About Catalyst

Catalyst International, Inc. (OTC: CLYS.OB) delivers software and solutions that enable companies to optimize the performance of their enterprise supply chains.  Catalyst is the only resource that combines 24 years of industry leadership in warehouse and logistics software development with an in-depth understanding of ERP systems.  Catalyst has provided successful SCE solutions for customers around the world, including Boeing, Brown Forman, Maybelline, Office Max, Osram Sylvania, Panasonic, Rayovac, Subaru, Reebok and The Home Depot.  It is headquartered in Milwaukee, WI and has offices or representatives in the UK, Italy, France, Mexico and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystinternational.com.

Forward Looking Statements

This press release may contain "forward-looking statements" relating to Catalyst International, Inc.  Such statements may be identified by use of words such as "anticipate," "believe," "estimate,"  "intend," "expect" or "future".  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those risk factors described in exhibit 99.1 in Catalyst’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.  Catalyst undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results.

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